Exhibit 10.3
GUESS?, INC.
2004 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. GRANTEES

This RESTRICTED STOCK UNIT AWARD AGREEMENT, including any country-specific terms set forth in the appendix hereto (the “Appendix” and, collectively, the “Agreement”), dated as of October 8, 2024 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and DENNIS SECOR (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan, as amended (the “Plan”).

WHEREAS, the Compensation Committee of the Company's Board of Directors (the “Committee”) has determined to grant a restricted stock unit award (the “Award”) to the Grantee under the Plan in order to increase Grantee's participation in the success of the Company;

NOW, THEREFORE, the parties hereto agree as follows:
1.Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.
2.Grant of Restricted Stock Units. Subject to the terms of this Agreement, the Company hereby grants to the Grantee a Restricted Stock Unit Award with respect to an aggregate of [●] stock units (subject to adjustment as provided in Section 16 of the Plan) (the “Stock Units”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company's common stock, par value $0.01 per share (the “Common Stock”) (subject to adjustment as provided in Section 16 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Stock Units vest pursuant to Section 3. The Stock Units shall not be treated as property or as a trust fund of any kind.
3.Vesting. Subject to Sections 8 and 9 below, the Award shall become vested as to 100% of the Stock Units subject to the Award (subject to adjustment under Section 16 of the Plan) on August 25, 2025. The vesting schedule requires the Grantee's continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.
4.Acknowledgment of Nature of Plan and Stock Units. In accepting the Award, Grantee understands, acknowledges and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
(b)the Award of Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of stock units, or benefits in lieu of stock units even if stock units have been awarded in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)Grantee's participation in the Plan is voluntary;

(e)the Stock Units and the shares of Common Stock subject to the Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)unless otherwise agreed with the Company, the Stock Units and the shares of Common Stock subject to the Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, any service the Grantee may provide as a director of a Subsidiary;

(g)the Stock Units and the shares of Common Stock subject to the Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(h)neither the Award of Stock Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confers upon Grantee any right with respect to employment or service or continuation of current employment or service; neither shall the Award of Stock Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of or otherwise rendering services to the Company or any Subsidiary; and, in the event that Grantee is not an employee of the Company or any Subsidiary, the Stock Units shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary;

(i)the future value of the underlying shares is unknown and cannot be predicted with certainty;
(j)neither the Company, the Grantee's actual employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee's local currency and the United States Dollar that may affect the value of the Stock Units or of any amount due to the Grantee pursuant to the settlement of the Stock Units or the subsequent sale of any shares of Common Stock acquired upon settlement;

(k)if Grantee receives shares, the value of such shares acquired on vesting of the Stock Units may increase or decrease in value;
(l)no claim or entitlement to compensation or damages arises from forfeiture of the Stock Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Stock Units or shares received upon vesting of the Stock Units, resulting from termination of the Grantee's employment by the Company or the Grantee's actual employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws or the terms of the Grantee's employment agreement, if any) and, in consideration of the grant of the Award to which the Grantee is otherwise not entitled, Grantee irrevocably releases the Company, the Grantee's actual employer and all other Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(m)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee's participation in the Plan, or Grantee's acquisition or sale of the underlying shares of Common Stock;

(n)Grantee is hereby advised to consult with his or her own tax, legal and financial advisors regarding Grantee's participation in the Plan before taking any action related to the Plan; and

(o)except as otherwise provided in this Agreement, the Plan or by the Company in its discretion, the Stock Units and benefits evidenced by this Agreement do not create any entitlement to have the Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares.
5.Dividend and Voting Rights.
(a)Limitations on Rights Associated with Stock Units. The Grantee shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 5(b) with respect to Dividend Equivalent Rights) and no voting rights with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such shares of Common Stock, which form may be either: (i) in one or more stock certificates or (ii) in book entry, registered in the name of the Grantee.
(b)Dividend Equivalent Rights Distributions. If a cash dividend is paid with respect to Company Common Stock, the Grantee shall be credited as of the applicable dividend payment date with the total cash dividend the Grantee would have received had the Grantee's unvested restricted Stock Units been actual Company Common Stock and such amounts shall become earned and payable in the same proportion and in the same manner as the related restricted Stock Units.
6.Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, and any such attempted sale, assignment, transfer, pledge or disposal shall be void. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Company, or (b) transfers by will or the laws of descent and distribution.
7.Timing and Manner of Payment of Stock Units. On or as soon as administratively practical following each vesting of the applicable portion of the total Award pursuant to Sections 3 or 9, the Company shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) equal to the number of Stock Units subject to this Award that vest on the applicable vesting date, unless such Stock Units terminate prior to the given vesting date pursuant to Section 8. The Company's obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the conditions precedent that the Grantee or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Company any representations or other documents or assurances required pursuant to Section 19(g) of the Plan and such delivery complies with local and foreign laws and other legal requirements, including exchange control laws or the requirements of any stock exchange upon which the shares may then be listed. The Grantee shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Section 8.
8.Effect of Cessation of Employment. Unless the Committee determines otherwise in its sole discretion, the Grantee's Stock Units shall terminate to the extent such units have not become vested prior to the first date the Grantee is no longer actively employed with the Company or one of its Subsidiaries (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws or the terms of the Grantee's employment agreement, if any), regardless of any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). If the Grantee is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment of the Grantee for purposes of this Agreement, unless the Grantee otherwise continues to be employed by the Company or another of its Subsidiaries following such event. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Grantee, or the Grantee's beneficiary or personal representative, as the case may be. The Committee shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of his or her Award (including whether the Grantee may still be considered to be employed while on a leave of absence).
9.Change in Control. Notwithstanding anything provided in Section 17 of the Plan to the contrary, in the event of a Change in Control and except as the Committee (as constituted immediately prior to such Change in Control) may otherwise determine in its sole discretion, all of the Stock Units shall thereon become fully vested and payable to the Grantee.
10.Responsibility for Taxes. Regardless of any action the Company or the Grantee's actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, fringe benefit tax, payroll tax, payment on account or other tax-related items related to the Grantee's participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee's responsibility and may exceed the amount actually withheld by the Company or the Grantee's actual employer. The Grantee further acknowledges that the Company and/or the Grantee's actual employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant of the Stock Units, the vesting of the

Stock Units, the conversion of the Stock Units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends or Dividend Equivalent Rights; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Grantee's liability for Tax-Related Items or achieve a particular tax result. Further, if the Grantee becomes subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Grantee's actual employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company or to the Grantee's actual employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company or the Grantee's actual employer to satisfy their withholding obligations with respect to all Tax-Related Items by one or a combination of the following: (i) withholding from Grantee's wages or other cash compensation payable to Grantee by the Company or the Grantee's actual employer or from any equivalent cash payment received upon vesting of the Stock Units; (ii) withholding from the proceeds of the sale of shares to be issued on the vesting of Stock Units either through a voluntary sale or a mandatory sale arranged by the Company (or the Grantee's behalf pursuant to this authorization without further consent); or (iii) withholding in shares of Common Stock to be issued on the vesting of Stock Units. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the Company or the Grantee's actual employer satisfies the obligation for Tax-Related Items by withholding a number of whole shares of Common Stock as described herein, the Grantee is deemed to have been issued the full number of shares of Common Stock subject to the Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting of the Stock Units. Grantee shall pay to the Company or to the Grantee's actual employer any amount of Tax-Related Items that the Company or the Grantee's actual employer may be required to withhold as a result of Grantee's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver shares to Grantee if Grantee fails to comply with Grantee's obligation in connection with the Tax-Related Items as described herein.
11.Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee's personal data as described in this Agreement by and among, as applicable, Grantee's actual employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing Grantee's participation in the Plan.
Grantee understands that the Company and Grantee's employer may hold certain personal information about Grantee, including, but not limited to, Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in Grantee's favor (“Data”), for the purpose of implementing, administering and managing the Plan. Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee's country, or elsewhere, and that the recipient's country (e.g., the United States) may have different data privacy laws and protections than Grantee's country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee's local human resources representative. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the Stock Units may be deposited. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee's participation in the Plan. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee's local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if Grantee later seeks to revoke his or her consent, Grantee's employment status or service and career with the Grantee's actual employer will not be adversely affected; the only consequence of refusing or withdrawing the Grantee's consent is that the Company would not be able to grant Stock Units or other equity awards to Grantee, or administer or maintain such awards. Grantee understands that refusal or withdrawal of consent may affect his or her ability to participate in the Plan. For more information on the consequences of Grantee's refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human resources representative.
12.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Stock Units awarded under the Plan or future stock units that may be awarded under the Plan by electronic means or request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on- line or electronic system established and maintained by the Company or third party designated by the Company.
13.Language. If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
14.Compliance. Grantee hereby agrees to cooperate with the Company, regardless of Grantee's employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Stock Units.
15.Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office or a corresponding non-U.S. postal service, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.
16.Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
17.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law. For purposes of litigating any dispute that arises under this Award of Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Award of Stock Units is made and/or to be performed; and waive, to the fullest extent permitted by law, any objection that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.
18.Continuance of Employment. Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, affects the Grantee's status as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Company or any of its subsidiaries, interferes in any way with the right of the Company or any of its subsidiaries at any time to terminate such employment or services, or affects the right of the Company or any of its subsidiaries to increase or decrease the Grantee's other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Grantee without his or her consent thereto.
19.Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Stock Units.
20.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
21.Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 18 of the Plan. This Agreement may be amended by the Board or the Committee from time to time. Any such amendment must be in writing and signed by the Company. Any such amendment that materially and adversely affects the Grantee's rights under this Agreement requires the consent of the Grantee in order to be effective with respect to the Award. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
22.Compliance with Section 409A. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Agreement shall be construed and interpreted consistent with that intent.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee's participation in the Plan, on the Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. The Grantee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Appendix. This Award shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for the Grantee's country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

25.Insider Trading. The Grantee acknowledges that, depending on his or her country, the Grantee may be subject to insider trading restrictions and/or market abuse law, which may affect the Grantee's ability to acquire or sell shares of Common Stock or right to shares (e.g., Stock Units) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in his or her country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Grantee is advised to speak to his or her personal advisor on this matter.
26.Foreign Asset/Account Reporting Requirements and Exchange Controls. The Grantee acknowledges that his or her country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect his or her ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends paid on shares acquired under the Plan) in a brokerage or bank account outside the Grantee's country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Grantee acknowledges that it is his or her responsibility to be compliant with such regulations, and the Grantee is advised to consult his or her personal legal advisor for any details.
27.Clawback Policy. This Award is subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired in respect of the Award).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.
GUESS?, INC.,
a Delaware corporation

By:

Print Name:
Its:
GRANTEE

Signature
DENNIS SECOR
Print Name